Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Jerry V. Elliott (the "Executive") and Global Signal Services LLC (the "Company") on April 5, 2006.

         WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein; and

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company hereby agree as follows:

         Section 1. EMPLOYMENT.

                  (a) During the Term (as defined in Section 2 below), the Company does hereby employ the Executive and the Executive does hereby accept employment as Chief Executive Officer and President of the Company. The Executive shall have all the duties, responsibilities and authority normally performed by a chief executive officer and president and shall render services consistent with such positions. The Executive shall report to the Board of Directors of the Company's parent, Global Signal, Inc. (the "Board of Directors"). The Executive agrees to devote all of his working time and efforts to the business and affairs of the Company, the Company's parent, Global Signal Inc. ("GSL"), and their respective subsidiaries, subject to periods of vacation and sick leave to which he is entitled, and shall not engage in activities that substantially interfere with the Executive's ability to carry out his responsibilities under this Agreement.

                  (b) The Executive shall be appointed as a member of the Board of Directors as of the Commencement Date (as defined in Section 2 below).

                  (c) Notwithstanding any provision of Section 1(a) or 1(b) to the contrary, the Executive shall not assume the positions of Chief Executive Officer and President of the Company and shall not be appointed as member of the Board of Directors until the later of the execution of the Agreement and the first day of Executive's employment with Global Signal Services LLC.

         Section 2. TERM OF AGREEMENT. The term of this Agreement (the "Initial Term") shall commence on the date hereof (the "Commencement Date") and shall end on December 31, 2010, unless terminated pursuant to Section 4(g) below. At the end of the Initial Term, the Executive's employment pursuant to this Agreement shall be extended automatically for successive one (1) year terms of employment, unless the Company or the Executive notifies the other party in writing at least forty-five (45) days prior to the end of the Initial Term or any later Term of an intention not to renew this Agreement, in which case this Agreement will terminate at the end of such Term. All references to "Term" shall refer to both such Initial Term and any such successive Terms. For the sake of clarity, the failure to renew by Company is not deemed termination without cause and Section 4(g) does not apply.

         Section 3. LOCATION. In connection with the Executive's employment by the Company, the Executive shall be based at the Company's headquarters, currently located in Sarasota, Florida, except for required travel for the Company's business.

         Section 4. COMPENSATION.

                  (a) BASE SALARY. Effective as of the Commencement Date, for all services rendered by the Executive hereunder, the Company shall pay the Executive a base salary ("Base Salary") at an initial rate of $500,000 per year. Base Salary may be increased, but not decreased without the Executive's prior written approval. The Base Salary is payable in substantially equal installments in accordance with the Company's payroll policy in effect from time to time. Compensation of the Executive by payments of Base Salary shall not be considered exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company.

                  (b) CASH BONUS. The Executive shall have the opportunity to earn a discretionary cash bonus in respect of each calendar year in which the Executive is employed by the Company, subject to the terms and conditions of the cash bonus policy of the Company; provided, however that the Executive's target discretionary bonus shall be between fifty percent (50%) and one hundred percent (100%) of Base Salary during each calendar year of the Executive's employment, as determined by the Board of Directors. For clarity's sake, the Executive's target bonus for 2006 shall be between fifty percent (50%) and one hundred percent (100%) of $500,000. In order to be eligible for any cash bonus, Executive must be an active employee at, and not have given or received notice of termination prior to, the time of the cash bonus payment. Cash bonus payments shall be made to the Executive within a reasonable time after the end of the calendar year in respect of which they are granted, but in no event later than two months following the last day of the calendar year for which such bonus was granted. The Company's discretionary cash bonus policy takes into account the success of the Company as a whole as well as the contribution of each individual to that success; payment of additional compensation or a bonus in or in respect of any given fiscal or calendar year, including any discretionary equity bonus as described below, does not entitle the Executive to additional compensation or a bonus in or in respect of any subsequent year.

                  (c) EQUITY PARTICIPATION.

                           (i) The Executive shall be eligible in respect of each calendar year in which the Executive is employed by the Company for a discretionary bonus in the form of an equity award, subject to the terms and conditions of the Company's Global Signal Inc. Omnibus Stock Incentive Plan (the "Plan") equity bonus policy in effect at the time of grant of any such bonus; provided, however that the Executive's target discretionary equity bonus shall be equal in value to between fifty percent (50%) and one hundred percent (100%) of Base Salary during each calendar year of the Executive's employment, as determined by the Board of Directors. For clarity's sake, the Executive's target equity bonus for 2006 shall be between fifty percent (50%) and one hundred percent (100%) of $500,000. In order to be eligible for any discretionary equity bonus, Executive must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus award. Equity bonuses awarded to the Executive shall be in the form of an indexed deferred shares award with a base value (based on the fair market value of the common stock of GSL (the "Common Stock") equal to the amount of bonus being awarded, pursuant to an agreement substantially in the form attached as Appendix A (the "Deferred Shares Award"), pursuant to the terms and conditions of the Plan. The number of shares of Common Stock issuable pursuant to the Deferred Shares Award shall be based on GSL's annualized dividend declared in respect of the fourth quarter of the calendar year following the year in respect of which such award is made (the "Q4 Dividend Run Rate"). One third of the shares subject to the Deferred Shares Award that are payable based upon the Q4 Dividend Run Rate shall vest and become payable on December 31 of each of the first, second and third years following the year in respect of which such award is made, subject to the Executive's continued employment as of each vesting date; provided that in the event of Executive's employment is terminated without Cause or the termination by the Executive of his employment with the Company for the reason specified in clause (i) of the definition of Good Reason (as defined below) within twelve months of a Change in Control (as defined in Exhibit I), the unvested portion of the Deferred Shares Award, if any, shall vest in full. The Executive shall not have any rights of a shareholder, including the right to vote and receive cash dividends, with respect to any shares of Common Stock under any Deferred Shares Award until the shares thereunder vest and are issued, provided, however, that, subject to the Executive's continued employment as of each record date, the Executive shall be entitled to receive a cash payment (less applicable withholding) equal to the amount of any dividends paid on the Common Stock on any unvested shares covered by the Deferred Shares Award.

                           (ii) Effective as of the commencement of Executive's employment, the Board of Directors of GSL shall grant the Executive a one time initial award of restricted shares covering 200,000 shares of Common Stock, in the form attached as Exhibit II (the "Restricted Stock") pursuant to the terms and conditions of the Plan. Twenty percent (20%) of the shares subject to the Restricted Stock shall be immediately vested upon commencement of Executive's employment and the remaining eighty percent (80%) of the shares subject to the Restricted Stock shall vest in four equal annual installments beginning December 31, 2007, so that one hundred percent (100%) of the shares subject to the Restricted Stock shall become fully vested by December 31, 2010, subject to the Executive's continued employment as of each vesting date; provided that in the event of a Change in Control (as defined in Exhibit I), the unvested portion of the Restricted Stock, if any, shall vest in full. The Executive shall have all the rights of a shareholder of GSL, including the right to vote and receive cash dividends, with respect to the Restricted Stock (regardless of whether the underlying shares have vested).

                  (d) FRINGE BENEFITS. The Executive shall be entitled to participate in each fringe, welfare and pension benefit and incentive program adopted from time to time by the Company for the benefit of, and which generally apply to, its senior executive officers from time to time, including medical and dental plans, disability insurance, 401(k) plans or other retirement benefits provided to employees and/or senior executive officers. Notwithstanding the foregoing, this provision shall not guarantee that the Company will maintain any of its benefit and incentive plans or programs, except to the extent required by law or other provisions of this Agreement.

                  (e) PAID TIME OFF. The Executive will be entitled to twenty
(20) days of paid time off per year in accordance with the Company's paid time off policy applicable to employees, as amended from time to time, except that in no circumstances will the amount of vacation that the Executive receives be less than twenty (20) days. Accrued but unused vacation time will be paid out in accordance with the Company's policies and procedures in place at that time.

                  (f) REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive for all reasonable expenses which are incurred by him in the course of performing his duties and which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. All expenses incurred or assumed prior to termination of employment shall be subject to this reimbursement provision, regardless of whether a request for reimbursement for such expenses occurs before or after such termination.

                  (g) SEVERANCE.

                           (i) Upon termination by the Company of the Executive's employment with the Company for any reason other than for Cause (as defined below), or upon termination by the Executive of his employment with the Company for Good Reason (as defined below) within thirty (30) days of the occurrence of the circumstances giving rise to such Good Reason, then (i) the Executive shall be entitled to receive payment of any accrued and owing Base Salary for the applicable period, (ii) a lump-sum payment equal to one year's Base Salary at its then current rate, payable in a lump-sum sixty (60) days following the Executive's Separation from Service (as defined in section 409A of the Internal Revenue Code of 1986, as amended (the "Code")), (iii) the Executive shall vest as to an additional twenty percent (20%) of the shares subject to the Restricted Stock award and (iv) the Executive shall vest as to such additional portion of the shares subject to any then outstanding Deferred Shares Awards as is provided in the applicable Deferred Share Award agreements.

                           (ii) Except for indemnification obligations under applicable indemnification agreements (including indemnification obligations contained in the Company charter and by-laws) and insurance policies, and vested rights in benefit plans of the Company, if any, the Company shall have no obligation to the Executive in the case of any such termination except as set forth in this Section 4(g).

                           (iii) Payment of any severance and the Executive's entitlement to any vesting acceleration are conditioned upon (A) the Executive signing a separation agreement prepared by the Company which includes a general release of claims and (B) the Executive's compliance with the restrictive covenants set forth in the Non-Compete, Non-Solicitation and Confidentiality Agreement between the Executive and GSL, effective as of April 9, 2006, attached hereto as Appendix C (the "Non-Compete, Non-Solicitation and Confidentiality Agreement").

                           (iv) For the sake of clarity, the severance payment provided for herein shall be in lieu of any amount to which the Executive would be entitled under the Company's severance policy, if any, in effect at the time of the termination.

                           (v) In the event that the Executive's employment terminates due to death or becoming Disabled during the Term of this
         Agreement: (x) the Executive (or the Executive's estate or appropriate beneficiary) shall receive a lump-sum cash payment equal to six (6) months of his then existing Base Salary (to be paid sixty (60) days following such death or determination of disability), (y) the Executive shall be entitled to two (2) years of group health and welfare benefits (including the conversion of any life or disability policies) at the Company's expense, and (z) the unvested portion of the Restricted Stock and Deferred Shares Award, if any, shall immediately vest in full. The Executive shall be considered "Disabled" as determined by the Board of Directors in good faith, taking into account circumstance where the Executive is entitled to any benefits under any long-term disability income plan of the Company applicable to the Executive.

                           (vi) In the event the Executive becomes entitled to any payments of severance under this Section 2(g) and the Executive is a "specified employee" within the meaning of Section of 409A(a)(2)(B)(i) of the Code, the payment of such severance shall be delayed in accordance with the provisions of such section to the extent necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code. Furthermore, it is intended that the Agreement shall comply with the provisions of section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in the Executive being subject to payment of additional income taxes or interest under section 409A of the Code, the parties agree to amend this Agreement in order to avoid the application of such taxes or interest under section 409A of the Code.

"Cause" means (i) any intentional misapplication by Executive of the Company's or its subsidiaries' funds, intended to result directly or indirectly in significant gain or personal enrichment at the expense of the Company or its subsidiaries, or any act of dishonesty committed by Executive in connection with the Company's or its subsidiaries' business; (ii) Executive's conviction of a crime involving moral turpitude; (iii) Executive's non-performance or non-observance in any material respect of any requirement with respect to Executive's employment hereunder or under any other agreement between Executive and the Company; or (iv) any other action by Executive involving willful and deliberate malfeasance or negligence in the performance of Executive's duties hereunder. In the event that the Board wishes to terminate Executive for "Cause" under (iii) or (iv) above, it shall give Executive at least thirty (30) days advance written notice thereof and provide Executive an opportunity to meet with the Board, discuss the basis for the decision, and a reasonable opportunity to cure any failure to perform his duties in the manner expected; provided, however, no vesting occurrence that occurs during such cure period shall be effective unless Executive cures such failure to perform; provided, further, however, that any such termination shall not be effective until the end of such thirty (30) day period or, if later, the date of Executive's meeting with the Board. This definition of "Cause" shall apply to all agreements between the Executive, the Company, and/or GSL, unless the Executive specifically agrees in writing to specifically amend the definition of "Cause" contained in this Agreement.

"Good Reason" shall mean the occurrence, without the express prior written consent of the Executive, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by the Executive (which written notice must be delivered within thirty (30) days of the Executive's obtaining actual knowledge of the occurrence of such circumstances) that he intends to terminate his employment for one of the reasons set forth below: (i) a material reduction in the Executive's duties and responsibilities (including, but not limited to, the Company's hiring of an employee who is given the title of Chief Executive Officer, the appointment of an individual to a position of similar authority, or the Executive no longer being a voting member of the Board of Directors);
(ii) the failure of the Company to make payments of compensation that the Company or GSL is obligated to pay under the terms of this Agreement or any other agreement between the Executive and the Company and/or GSL; or (iii) any other material breach by the Company of this Agreement or any other agreement between the Executive and the Company and/or GSL evidencing a grant of equity or equity-equivalent right (including, but not limited to, a stock appreciation right, an option to purchase stock, or a similar right). For the sake of clarity, the Company's hiring of an employee who is given the title of President shall not and non-renewal of the Agreement at the conclusion of its initial Term or upon any subsequent Term shall not constitute Good Reason for the Executive's termination. This definition of "Good Reason" shall apply to all agreements between the Executive, the Company, and/or GSL, unless the Executive specifically agrees in writing to specifically amend the definition of "Good Reason" contained in this Agreement.

         Section 5. NO VIOLATION OF THIRD-PARTY RIGHTS.

                  (a) The Executive hereby represents, warrants and covenants to the Company that the Executive:

                           i. is not a party to any agreements with third parties that prevent him from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of his execution of this Agreement;

                           ii. is in compliance with any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as they case may be.

If the Executive is found by a court (or arbitrator or arbitration panel) of competent jurisdiction to be in breach of any of the foregoing representations, warranties and covenants or a court of competent jurisdiction issues a final order (not including a temporary restraining order or other order subject to interlocutory appeal) precluding the Executive from performing his duties hereunder, the Company shall be entitled to terminate this Agreement for Cause. Notwithstanding the foregoing, the provisions of this Section 5 shall not apply to any notice requirements applicable to the Executive pursuant his agreements with a prior employer.

         Section 6. RELOCATION EXPENSES. The Company shall provide Executive with a reasonable relocation allowance to be used for expenses incurred as a result of relocating, payable within thirty (30) days after permanent relocation from Darien, Connecticut to the Sarasota, Florida area. Reasonable costs shall include any costs associated with travel, or otherwise incurred as a result of assuming employment with the Company, including but not limited to the costs associated with commuting travel between Darien, Connecticut and the Sarasota, Florida area (e.g., airfare, rental car, etc.), the cost of temporary housing rental through August 2007 and actual costs associated with permanent relocation from Darien, Connecticut to the Sarasota, Florida area. If Executive voluntarily terminates his employment for any reason, except for Good Reason or by his death or disability, within a twelve month period from the Commencement Date, the Executive will promptly reimburse the Company for relocation expenses received in an amount equal to the product of (x) the total relocation expenses received or reimbursed pursuant to this Section 6 and (y) the quotient of (i) the total number of months that the Executive is not employed by the Company during such twelve month period divided by (ii) twelve.

         The Company shall reimburse the Executive for legal fees incurred in connection with the negotiation of this Agreement up to a maximum of $10,000.

         Section 7. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

         Section 8. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand, facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon delivery or three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

                  If to the Company

                      Global Signal Services LLC
                      301 North Cattlemen Road, Suite 300
                      Sarasota, FL 34232
                      Facsimile: (941) 308-0310
                      Attn: General Counsel

                  If to the Executive:

                      Jerry V. Elliott
                      97 Five Mile River Road
                      Darien, CT  06820



Either party may change such party's address for notices by notice duly given pursuant hereto.

         Section 9. DISPUTE RESOLUTION; ATTORNEYS' FEES. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, or the Executive's employment or termination by the Company shall be subject to binding arbitration before the American Arbitrator Association under its National Rules for the Resolution of Employment Disputes before an arbitrator located in Sarasota or Tampa, Florida. The Company agrees to pay all costs associated with arbitration, except that the parties shall pay for their own attorneys' fees and costs. The arbitrator shall permit the parties to engage in reasonable discovery measures, including depositions, document production, interrogatories, and any other discovery measures that the arbitrator may order. The arbitrator shall issue a written decision and shall have authority to award any and all damages to which the party would otherwise be entitled to under applicable law. Such decision shall be subject to limited review by a court of competent jurisdiction. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court or competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs to the extent not prohibited by law.

         Section 10. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

         Section 11. ENTIRE AGREEMENT. This Agreement is complete and embraces the entire understanding of and between the parties. All prior understandings of or in connection with the subject matter contained herein, either oral or written, having been merged herein or canceled. The Executive acknowledges and agrees that no representations have been made by the Company except those expressly set forth herein. Without limiting the foregoing, the Executive represents that he shall not be entitled to any equity interest or other interest in the Company or GSL or any of its affiliates except to the extent such an interest is granted by the Board of Directors and evidenced in a writing signed by the Chairman of the Board of Directors; provided, however, that the Restricted Stock shall be granted on April 10, 2006, as provided in the Restricted Shares Award Agreement attached hereto as Exhibit II.

         Section 12. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

         Section 13. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any other rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company or GSL with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

         Section 14. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         Section 15. HEADINGS; INCONSISTENCY. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

         Section 16. COUNTERPARTS. This Agreement may be executed in counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 17. NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT. This Agreement shall not be effective until such time as the Executive executes and delivers the Non-Compete, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit III.

         Section 18. INSURANCE. The Company shall purchase fiduciary insurance coverage that provides ongoing coverage for the Executive in the event that he is deemed to be a fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended. Such fiduciary insurance coverage shall provide coverage in an amount consistent with fiduciary coverage maintained for plans of similar size and value. The Company shall also purchase the Executive a separate "non-recourse" rider to such fiduciary policy.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by it duly authorized officer and the Executive has hereunto signed this Agreement on the date first written above.


                                             COMPANY


                                             /s/ Wesley R. Edens
                                             -------------------------------
                                             By: Wesley R. Edens
                                             Its: Chairman of the Board



                                             EXECUTIVE


                                             /s/ Jerry V. Elliott
                                             -------------------------------
                                             Jerry V. Elliott

                                   APPENDIX A

                Form of Indexed Deferred Shares Award Agreement

                                   EXHIBIT I

                          Change in Control Definition

This is Exhibit I to the Employment Agreement between Jerry V. Elliott and Global Signal Services LLC on April 9, 2006 (the "Agreement"). Capitalized terms used in this Exhibit that are not defined herein shall have the meaning ascribed thereto in the Agreement.

For purposes of this Agreement, "Change in Control" means the first to occur of the following, during the Term of this Agreement:

(i) any Person becoming the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock (stock then entitled to vote generally in the election of directors) of the Company or any entity controlling the Company, including, without limitation, pursuant to a merger, consolidation or other reorganization;

(ii) a sale of all or substantially all of the assets of the Company to another entity where stockholders of the Company immediately prior to the effectiveness of such asset sale do not own, immediately following the effectiveness of such asset sale, 50% or more of the total voting power of the voting stock of the purchasing entity in substantially the same proportions as their ownership of the Company prior to such asset sale (it being understood that no transaction determined by the Board of Directors, in its good faith, to be a securitization or financing transaction shall be deemed a sale of all or substantially all of the assets of the Company);

(iii) liquidation of the Company (other than a liquidation which occurs as part of a reorganization of the Company or similar transaction in which shareholders owning a majority of the common stock of the Company immediately prior to such reorganization continue to own a majority of the common stock or other interests which participate generally in the election of directors in the entity succeeding to the Company); or

(iv) the consummation of a merger or amalgamation or consolidation of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior to the Company entering into an agreement with respect to such merger, amalgamation or consolidation constitute at least a majority of the Board of the entity surviving such merger or amalgamation or consolidation or, if the Company or the entity surviving such merger or amalgamation is then a subsidiary, the ultimate parent thereof.

For purposes of this Exhibit I only:

         "Beneficial Owner" (or any variant thereof) has the meaning defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

         "Company" shall mean Global Signal Inc., a Delaware corporation (or any successor company)

         "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries,
(ii) Fortress Investment Group LLC or any of its Affiliates, (iii) Greenhill Capital Partners, L.P. or any of its Affiliates, (iv) any member of any group (as defined in Rule 13d-3 under the Exchange Act) of which any of the entities indicated in the foregoing clauses (i)-(iii) is a member, other than any of such entities indicated in the foregoing clauses (i)-(iii), for so long as such member of such group does not own, directly or indirectly, more than 50% of the economic interest in the shares Beneficially Owned by such group, (v) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (vi) an underwriter temporarily holding securities pursuant to an offering of such securities, or (vii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                                   EXHIBIT II

                    Form of Restricted Stock Award Agreement

                                  EXHIBIT III

          Non-Compete, Non-Solicitation and Confidentiality Agreement